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ITT Corporation

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The following is an internal communication to all employees of ITT Corporation provided before the opening of business on September 17, 2007.
This morning we announced that ITT has signed a definitive agreement to acquire EDO Corporation, a global defense and aerospace company with expected 2007 revenues of $1.15 billion. This is the largest deal ITT has announced since becoming an independent company in 1995.
Headquartered in New York City, with 17 production sites and more than 4,000 employees, EDO designs and manufactures a diverse range of products for defense, intelligence and commercial markets, and provides related engineering and professional services. We expect to complete this acquisition in early 2008, when it will be combined with our Defense group led by Steve Gaffney.
EDO is an excellent strategic fit for our Defense business because we will be able to offer a broader set of solutions to a wider band of customers. ITT and EDO have complementary technologies in areas such as sensing and surveillance, and both companies have critical capabilities that are enabling the military to sustain its competitive advantage. This acquisition better positions ITT in some of these vital modernization programs, such as Joint Strike Fighter.
While acquisitions are an important part of our growth plan, we only consider purchasing companies that meet our stringent criteria—and EDO definitely does. Along with making business sense, the acquisition fits from a cultural standpoint. Like ITT, EDO is a customer-focused high technology company that values innovation and also has a strong set of ethical standards to which its employees are committed. In fact, both of our businesses have been successful because of the talents and values of our employees.
You have seen two recent examples—EDO and International Motion Control—of ITT’s acquisitive growth strategy in action, and rest assured we continue to evaluate possible candidates that will add value in the Fluid Technology area as well. We are committed to using our disciplined process to identify and integrate the right acquisitions at the right time.

By leveraging our collective strengths, we are confident that this combined organization will provide long-term benefits to our shareholders and customers and will provide increased opportunities for both EDO and ITT employees. This is an exciting time for our company, and I thank each of you for your hard work in helping us advance on our continued growth path.